EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Independent Bank Corporation:
We consent to the incorporation by reference in the Registration Statements (Nos. 333-47352, 333-32269, 333-89072, and 333-125484) on Form S-8 of Independent Bank Corporation of our report dated March 4, 2005, except as to notes 1, 5, 6, 7, 8, 12, 13, 14, 17, 18, 22, 23, and 24, which are as of March 1, 2007, relating to the consolidated statements of operations, shareholders’ equity, cash flows, and comprehensive income for the year ended December 31, 2004, which report appears in the December 31, 2006, annual report on Form 10-K of Independent Bank Corporation.
Our report dated March 4, 2005, except as to note 24, which is as of March 1, 2007, refers to a retrospective application of a change in accounting reflecting discontinued operations.
/s/ KPMG LLP
Detroit, Michigan
March 1, 2007